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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

July 1, 2003

Contact:          John Breed
                  Director, Media and Government Relations
                  (713) 209-8835

                   COOPER INDUSTRIES BOARD ELECTS NEW DIRECTOR

HOUSTON, TX, July 1, 2003 - The Board of Directors of Cooper Industries, Ltd. (NYSE:CBE) has elected James J. Postl, 57, retired president and chief executive officer of Pennzoil-Quaker State Company, to Cooper's Board of Directors.

         Postl joined Pennzoil in October 1998, prior to the formation of Pennzoil-Quaker State Company. He was named president and chief operating officer and was elected to the board of directors when the new company was formed. In May 2000, he was named president and chief executive officer. In addition, he served on the Pennzoil-Quaker State Company's board. In the past, Postl has served on the board of Panamerican Beverages, Inc, the largest Coco-Cola bottler outside of the United States; and he currently serves on the board of AutoZone, Inc.

         Postl has more than 30 years of domestic and international management experience in consumer products businesses. Over the course of his career, he has been responsible for a broad array of consumer products ranging from snack foods to health and beauty aids. Included among the high-profile brands he has managed are: Nabisco's global snack foods, PepsiCo soft drinks, Frito-Lay snack foods and various Proctor & Gamble brands. Postl earned a Bachelor of Arts degree from the University of Manitoba.

         "We are delighted to welcome James Postl to our Board of Directors," said H. John Riley, Jr., chairman, president and chief executive officer of Cooper. "Jim's record of superior achievement in leading highly-recognized consumer products businesses and his unique blend of domestic and international credentials will further strengthen Cooper's board."

         Postl's election to the board is in anticipation of the retirement of Warren L. Batts, who will be stepping down from the board in August in accordance with the Company's tenure policy.


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Cooper Industries                                                    Page 2 of 2

         "We have been privileged to have Warren serve on Cooper's Board of Directors for 17 years," said Riley. "We are grateful for his contributions to the Board and for his service to Cooper and its shareholders."

         Cooper Industries, Ltd., with 2002 revenues of $4.0 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company's administrative headquarters are in Houston, Texas. Cooper has more than 28,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit www.cooperindustries.com.

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